                                                                     Exhibit 3.2

                             Chapman and Cutler LLP
                                 111 West Monroe
                             Chicago, Illinois 60603


                                 August 18, 2004


Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois  60532

The Bank of New York
101 Barclay Street
New York, New York  10286

     Re:           Claymore Securities Defined Portfolios, Series 184
             I/Q Claymore California Municipal Portfolio (10-15 years), Series 1 I/Q Claymore New York Municipal Portfolio (10-15 years), Series 1


Gentlemen:

     We have served as counsel with respect to Claymore Securities Defined Portfolios, Series 184 (the "FUND") in connection with the issuance of Units of fractional undivided interest in the I/Q Claymore California Municipal Portfolio (10-15 years), Series 1 and I/Q Claymore New York Municipal Portfolio (10-15 years), Series 1 (the "TRUST(S)"), under the Reference Trust Agreement, dated the date hereof between Claymore Securities, as Depositor, and Bank of New York, as Trustee, of Units of fractional undivided interest (the "UNITS"), as evidenced by book entry positions or certificates, if requested by the purchaser of Units, in the one or more Trusts of said Fund.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Reference Trust Agreement and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust(s) will be administered, and investments by the Trust(s) from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture.

     For purposes of the following opinions, it is assumed that each asset of the Trust is debt, the interest on which is excluded from gross income for federal income tax purposes.

     The Internal Revenue Service (the "SERVICE") has an ongoing program of auditing tax-exempt obligations to determine whether, in the view of the Service, interest on such tax-exempt obligations is includible in the gross income of the owners thereof for federal income tax purposes. It cannot be predicted whether or not the Service will commence an audit of any of the Bonds. If an audit is commenced, under current procedures of the Service, Unitholders may have no right to participate in such procedure.

     Based upon the foregoing, and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:

     (i) The Trust is not an association taxable as a corporation but will be governed by the provisions of Subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986 (the "CODE").

     (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust of the Fund in the proportion that the number of Units of such Trust held by him bears to the total number of outstanding Units of such Trust. Under Subpart E, Subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder of the Trust in the proportion described and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the Trust assets. Accordingly, to the extent that the income of the Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the Trust. In the case of such Unitholder who is a substantial user, interest received and original issue discount with respect to his Units attributable to such industrial development bonds or such private activity bonds is includible in his gross income. Moreover, in the case of certain corporations, interest on all of the Bonds is included in computing the alternative minimum tax pursuant to
   Section 56(c) of the Code and the branch profits tax imposed by Section 884 of the Code with respect to U.S. branches of foreign corporations.

     (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units. If a Bond is acquired with accrued interest, that portion of the price paid for the accrued interest is added to the tax basis of the Bond. When this accrued interest is received, it is treated as a return of capital and reduces the tax basis of the Bond. If a Bond is purchased for a premium, the amount of the premium is added to the tax basis of the Bond. Bond premium is amortized over the remaining term of the Bond, and the tax basis of the Bond is reduced each tax year by the amount of the premium amortized in that tax year. Accordingly, Unitholders must reduce the tax basis of their Units for their share of accrued interest received by the Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on such Bonds before the date the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. In addition, such basis will be increased by both the Unitholder's aliquot share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond held by the Trust with respect to which there was original issue discount at the time the Bond was issued (or which was purchased with market discount) and reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust.

     (iv) If the Trustee disposes of a Trust asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units, generally including sales charges, among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced by the amount of his aliquot share of accrued interest received by the Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on the Bonds before the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) must be reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust; and must be increased by the Unitholder's share of accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond which, at the time the Bond was issued, had original issue discount (or which was purchased with market discount).

     (v) In the case of any Bond held by the Trust where the "stated redemption price at maturity" exceeds the "issue price," such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of Bonds held by the Trust,
   Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a Bond subsequent to the Bond's original issue, under certain circumstances. In the case of any Bond held by the Trust the interest on which is excludable from gross income under Section 103 of the Code, any original issue discount which accrues with respect thereto will be treated as interest which is excludable from gross income under Section 103 of the Code.

     (vi) Certain bonds in the portfolio of the Trust have been insured by the issuers, underwriters, the Sponsor or others against default in the prompt payment of principal and interest (the "Insured Bonds"). Such Insured Bonds are so designated on the portfolio page in the Prospectus for the Trust. Insurance on Insured Bonds is effective so long as such Bonds remain outstanding. For each of these Insured Bonds, we have been advised that the aggregate principal amount of such Insured Bonds listed on the portfolio page was acquired by the Trust and are part of the series of such Insured Bonds in the listed aggregate principal amount. Based upon the assumption that the Insured Bonds of the Trust are part of a series covered by an insurance policy, it is our opinion that any amounts received by the Trust representing maturing interest on such Insured Bonds will be excludable from Federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the issuer provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the Insured Bonds, rather than the insurer, will pay debt service on the Bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment representing maturing interest.

     Because the Trust does not include any "private activity bonds" within the meaning of Section 141 of the Code issued on or after August 8, 1986, none of the Trust's interest income shall be treated as an item of tax preference when computing the alternative minimum tax. In the case of corporations, the alternative minimum tax depends upon the corporation's alternative minimum taxable income ("AMTI"), which is the corporation's taxable income with certain adjustments. Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI of a corporation (other than an S Corporation, Regulated Investment Company, Real Estate Investment Trust, REMIC or FASIT) for taxable years beginning after 1989, is an amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all Bonds in the Trust, and tax-exempt original issue discount.

     Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the Bond, depending on the date the Bond was issued. In addition, special rules apply if the purchase price of a Bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the Bond on the date a Unitholder acquires his Units, and the price the Unitholder pays for his Units.

     All taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

     Section 265 of the Code provides for a reduction in each taxable year of 100% of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, the interest on which is exempt from federal income taxes for such taxable year. Under rules prescribed by
Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after August 7, 1986, will generally be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the taxpayer's average adjusted basis (within the meaning of Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer.

     We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of Units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence.

     Tax-exempt bonds are subject to the market discount rules of the Code. In general, market discount is the amount (if any) by which the stated redemption price at maturity (or, in the case of a bond issued with original issue discount, its "revised issue price") exceeds an investor's purchase price subject to a statutory DE MINIMIS rule. Market discount can arise based on the price a Trust pays for Bonds or the price a Unitholder pays for his or her Units. Under the Tax Act, accretion of market discount is taxable as ordinary income. Market discount that accretes while a Trust holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bond, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her Units, unless a Unitholder elects to include market discount in taxable income as it accrues.

     Chapman and Cutler LLP has expressed no opinion with respect to taxation under any other provisions of Federal law. Ownership of the Units may result in collateral Federal income tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     We have also examined the income tax laws of the State of California to determine its applicability to the IQ/Claymore California Municipals Portfolio (10-15 years), Series 1 (the "CALIFORNIA TRUST") being created as part of the Fund and to the holders of Units in the California Trust who are full-time residents of the State of California ("CALIFORNIA UNITHOLDERS").

     In connection therewith, we have examined the Registration Statement, the form of

Prospectus proposed to be filed with the Securities and Exchange
Commission, the Indenture and such other documents as we have deemed pertinent. The assets of the California Trust will consist of bonds issued by the State of California or a local government of California (the "CALIFORNIA BONDS") or by the Commonwealth of Puerto Rico (the "POSSESSION BONDS") (collectively, the "BONDS"). For purposes of the following opinions, it is assumed that each asset of the California Trust is debt, the interest on which is excluded from gross income for federal income tax purposes.

     Neither the Sponsor nor its counsel have independently examined the Bonds to be deposited in and held in the California Trust. However, although we express no opinion with respect to the issuance of the Bonds, in rendering our opinion expressed herein, we have assumed that: (i) the Bonds were validly issued; (ii) the interest thereon is excludable from gross income for federal income tax purposes; and (iii) interest on the Bonds, if received directly by a California Unitholder, would be exempt from the income tax imposed by the State of California that is applicable to individuals, trusts and estates (the "CALIFORNIA PERSONAL INCOME TAX"). This opinion does not address the taxation of persons other than full time residents of California. We have assumed that, at the respective times of issuance of the Bonds, opinions that the Bonds were validly issued and that interest on the Bonds is excluded from gross income for Federal income tax purposes were rendered by bond counsel to the respective issuing authorities. In addition, we have assumed that, with respect to the California Bonds, bond counsel to the issuing authorities rendered opinions that the interest on the California Bonds is exempt from the California Personal Income Tax and, with respect to the Possession Bonds, bond counsel to the issuing authorities rendered opinions that the Possession Bonds and the interest thereon is exempt from all state and local income taxation. Neither the Sponsor nor its counsel has made any review for the California Trust of the proceedings relating to the issuance of the Bonds or of the basis for the opinions rendered in connection therewith.

     Based upon the foregoing, and upon an investigation of such matters of law as we considered to be applicable, we are of the opinion that, under existing provisions of the law of the State of California as of the date hereof:

          1. The California Trust is not an association taxable as a corporation for purposes of the California Corporation Tax Law, and each California Unitholder will be treated as the owner of a pro rata portion of the California Trust, and the income of such portion of the California Trust will be treated as the income of the California Unitholders under the California Personal Income Tax.

          2. Interest on the Bonds which is exempt from tax under the California Personal Income Tax when received by the California Trust and which would be excludable from California taxable income for purposes of the California Personal Income Tax if received directly by a California Unitholder, will be excludable from

     California taxable income for purposes of the California Personal Income Tax when received by the California Trust and distributed to a California Unitholder.

          3. Each California Unitholder of the California Trust will generally recognize gain or loss for California Personal Income Tax purposes if the Trustee disposes of a Bond (whether by redemption, sale or otherwise) or when the California Unitholder redeems or sells Units of the California Trust, to the extent that such a transaction results in a recognized gain or loss to such California Unitholder for federal income tax purposes. However, there are certain differences between the recognition of gain or loss for federal income tax purposes and for California Personal Income Tax purposes, and California Unitholders are advised to consult their own tax advisors. Tax basis reduction requirements relating to amortization of bond premium may, under some circumstances, result in a California Unitholder realizing taxable gain for California Personal Income Tax purposes when a Unit is sold or redeemed for an amount equal to or less than its original cost.

          4. Under the California Personal Income Tax, interest on indebtedness incurred or continued by a California Unitholder to purchase Units in the California Trust is not deductible for purposes of the California Personal Income Tax.

     This opinion relates only to California Unitholders subject to the California Personal Income Tax. No opinion is expressed with respect to the taxation of California Unitholders subject to the California Corporation Tax Law and such California Unitholders are advised to consult their own tax advisors. Please note, however, that interest on the underlying Bonds attributed to a California Unitholder that is subject to the California Corporation Tax Law may be includible in its gross income for purposes of determining its California franchise tax. We have not examined any of the Bonds to be deposited and held in the California Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and we express no opinion with respect to taxation under any other provisions of the California law. Ownership of the Units may result in collateral California tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     We have not examined any of the Bonds to be deposited and held in the Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from State income taxes of interest on the Bonds if received directly by a Unitholder.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-117352) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

     We hereby consent to the reliance upon this opinion by Emmet, Marvin & Martin, LLP, counsel for the Trustee, in rendering its opinion as to certain New York State tax matters delivered of even date herewith.


                                         Very truly yours,


                                         /s/ Chapman and Cutler LLP
                                         --------------------------

                                         Chapman and Cutler LLP
EFF:ern